As filed with the Securities and Exchange Commission on May 17, 2022

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2704017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Corporate Drive

Lake Zurich, Illinois 60047

(Address, including zip code, of registrant’s principal executive office)

2022 ACCO BRANDS CORPORATION INCENTIVE PLAN

(Full title of the plan)

Pamela R. Schneider, Esq.

Senior Vice President, General Counsel and Secretary

ACCO Brands Corporation

Four Corporate Drive

Lake Zurich, Illinois 60047

(847) 541-9500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Registration Statement relates to the registration of 24,720,387 shares of common stock, $0.01 par value per share (the “Common Stock”), of ACCO Brands Corporation (the “Company”) that may be offered from time to time under the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”). Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”) and has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 have been or will be provided to participants in the Plan.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are specifically incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2021 (file no. 001-08454);

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (file no. 001-08454);

(c)

all other reports (excluding any information furnished under Items 2.02 and 7.01 therein) filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in clause (a) above; and

(d)

the description of Company’s Common Stock as set forth in the “Description of ACCO Brands Corporation Securities Registered Under Section 12 of the Securities Exchange Act of 1934” in Exhibit 4.2 to the Annual Report on Form 10-K for the year ended December 31, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article VII of the Company’s By-laws, as amended (the “By-laws”) provides that any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any of its majority-owned subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent (except in each of the foregoing situations to the extent any written agreement, arrangement or understanding of agency to which such person is a party contains provisions that supersede or abrogate the Company’s indemnification obligations) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Article VII of the Company’s By-laws further provides that the Company will indemnify any director or officer who is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any of its majority-owned subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent (except in each of the foregoing situations to the extent any written agreement, arrangement or understanding of agency to which such person is a party contains provisions that supersede or abrogate the Company’s indemnification obligations) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

The By-laws further provide that to the extent that a director or officer of the Company or any of its majority owned subsidiaries has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection therewith. If any such person is not wholly successful in any such action, suit or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters therein, the Company shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved.

To the extent a director or officer is a witness in, but not a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any of its majority-owned subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent (except in each of the foregoing situations to the extent any written agreement, arrangement or understanding of agency to which such person is a party contains provisions that supersede or abrogate the Company’s indemnification obligation) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, the By-laws provide that such person shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection therewith.

Indemnification under the By-laws shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or 2 of Article VII of the By-laws.

Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company, at the sole discretion of the Company’s Board of Directors (the “Board”), in advance of the final disposition of such action, suit or proceeding, promptly after receipt of a request therefor stating in reasonable detail the expenses incurred; provided that in each case the Company shall have received an undertaking by or on behalf of the present or former director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the Company as authorized under the By-laws.

The indemnification and advancement of expenses provided under the By-laws shall not be deemed exclusive of any other rights to which any of those indemnified or eligible for advancement of expenses may be entitled under any agreement, vote of stockholders or Disinterested Directors (as defined in the By-laws) or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

No indemnification shall be payable under the By-laws with respect to any action against the Company commenced by an officer or director unless the Board of Directors shall have authorized the commencement thereof or unless and to the extent that the By-laws shall specifically provide for indemnification of expenses relating to the enforcement of such rights.

The Company has entered into indemnification agreements with certain directors and executive officers that provides them with a contractual right to indemnification in addition to the indemnification rights included in the Company’s Restated Certificate of Incorporation and By-laws. Pursuant to such agreements, the Company will indemnify, and advance expenses on behalf of, each director and officer party to an indemnification agreement to the fullest extent permitted by applicable law, subject to the terms, limitations and conditions contained in the indemnification agreement.

The Company has insurance protecting it under its obligation to indemnify officers and directors against certain types of liabilities (including certain liabilities under the Securities Act) that may be incurred by them in the performance of their duties and affording protection to such officers and directors in certain areas to which the corporate indemnity does not extend, all within specified limits and subject to specified deductions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 30, 2019)

4.2	By-laws of the Company as amended through December 9, 2015 (incorporated herein by reference to Exhibit 3.1 to ACCO Brands Corporation’s Current Report on Form 8-K filed with the SEC on December 14, 2015)

5	Opinion of Vedder Price P.C.*

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP)*

23.2	Consent of Vedder Price P.C. (included in Exhibit 5 to the Registration Statement)

24	Power of Attorney*

99	2022 ACCO Brands Corporation Incentive Plan*

107	Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Zurich, State of Illinois on this 17th day of May, 2022.

ACCO BRANDS CORPORATION

By:	/s/ Pamela R. Schneider
Pamela R. Schneider
Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of May, 2022.

Signature	Title
/s/ Boris Elisman Boris Elisman	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ Deborah A. O’Connor Deborah A. O’Connor	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ James M. Dudek, Jr. James M. Dudek, Jr.	Senior Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Gina R. Boswell* Gina R. Boswell	Director

/s/ Kathleen S. Dvorak* Kathleen S. Dvorak	Director

/s/ Pradeep Jotwani* Pradeep Jotwani	Director

/s/ Robert J. Keller* Robert J. Keller	Director

/s/ Ron Lombardi* Ron Lombardi	Director

Signature	Title

/s/ E. Mark Rajkowski* E. Mark Rajkowski	Director

*By: /s/ Pamela R. Schneider Pamela R. Schneider**

**By authority of the power of attorney filed herewith.